HYPERION SOLUTIONS CORPORATION

Power of Attorney

This Statement confirms that the undersigned, Heidi M. Melin has authorized and designated the following officers of Hyperion Solutions Corporation, the Chief Financial Officer, David W. Odell and VP General Counsel & Corporate Secretary, Mark Cochran; as well as the Manager, Payroll &
Stock Administration, Kimberly A. Malvicini and Assistant General Counsel, Lonnie Goldman (hereinafter "Named Representative"), separately to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Hyperion Solutions Corporation. The authority of the Named Representative under this Statement shall continue until the undersigned is no longer required to file orms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Hyperion Solutions Corporation, unless earlier revoked in writing. The undersigned acknowledges that none of the Named Representatives is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:	6/14/2005
By:  _________________________________
      Heidi M. Melin